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                    PLACEMENT AGENT AGREEMENT

THIS AGREEMENT dated November 13, 1996 between World Trust, a Massachusetts business trust (the "Trust"), on behalf of its underlying series portfolios: Emerging Markets Portfolio and World Technologies Portfolio (individually a "Portfolio" and collectively "Portfolios"); and American Express Financial Advisors Inc., a Delaware corporation, the placement agent (the "Placement Agent").

Part One: SERVICES AS PLACEMENT AGENT

     (1) The Placement Agent will act as placement agent of the units of the Portfolios (which units will be covered by the Trust's registration statement then in effect under the Investment Company Act of 1940 (the "1940 Act")). Under this agreement, neither the Placement Agent nor its employees or any of its agents will make any offer or sale of units in a manner which would require the units to be registered under the Securities Act of 1933, as amended (the "1933 Act").

     (2) The Placement Agent will act as placement agent for each Portfolio's units (including each class thereof) during the period of this agreement and agrees to offer for sale those units as long as those units remain available for sale, unless the Placement Agent is unable or unwilling to make such offer for sale or sales or solicitations therefor legally because of any federal, state, provincial or governmental law, rule or agency or for any financial reason.

     (3) Nothing in this agreement requires the Portfolios to accept any offer to purchase any units; all offers are subject to approval by the Board of Trustees of the Trust (the "Board").

     (4) The Trust represents to the Placement Agent that all registration statements filed under the 1940 Act with respect to units have been and will be prepared in conformity with the requirements of the 1940 Act and the rules and regulations thereunder.

     (5) The Trust agrees to make prompt and reasonable effort to do any and all things necessary, in the opinion of the Placement Agent, to have and to keep the Trust, the Portfolios and the units properly registered or qualified in all appropriate jurisdictions.

     (6) The Trust agrees that it will furnish the Placement Agent with information with respect to the affairs and accounts of the Portfolios, and in such form, as the Placement Agent may from time to time reasonably require and further agrees that the Placement Agent, at all reasonable times, shall be permitted to inspect the books and records of the Portfolios.

     (7) The Placement Agent and the Trust agree to use their best efforts to conform with all applicable state and federal laws and regulations relating to any rights or obligations under the terms of this agreement.
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Part Two:  ALLOCATION OF EXPENSES

Except as provided by any other agreements between the parties, the Placement Agent covenants and agrees that during the period of this agreement it will pay or cause or be paid all expenses incurred by the Placement Agent or any of its affiliates, in the offering for sale or sale of each class of units.

Part Three:   MISCELLANEOUS

(1) The Placement Agent shall be deemed to be an independent contractor and, except as expressly provided or authorized in this agreement, shall have no authority to act for or represent the Trust.

(2) The Placement Agent shall be free to render to others services similar to those rendered under this agreement.

(3) Neither this agreement nor any transaction pursuant hereto shall be invalidated or in any way affected by the fact that trustees, officers, agents and/or unitholders of the Trust or the Portfolios are or may be interested in the Placement Agent as directors, officers, shareholders or otherwise; that directors, officers, shareholders or agents of the Placement Agent are or may be interested in the Trust as trustees, officers, or otherwise; or that the Placement Agent is or may be interested in the Portfolios as unitholder or otherwise; provided, however, that neither the Placement Agent nor any officer or director of the Placement Agent or any officers or trustees of the Trust shall sell to or buy from the Trust any property or security other than a security issued by the Trust, except in accordance with a rule, regulation or order of the United States Securities and Exchange Commission ("SEC").

(4) Any notice under this agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the parties to this agreement at each company's principal place of business in Minneapolis, Minnesota, or to such other address as either party may designate in writing mailed to the other.

(5) The Placement Agent agrees that no officer, director or employee of the Placement Agent will deal for or on behalf of the Trust or the Portfolios with himself or herself as principal or agent, or with any corporation or partnership in which he or she may have a financial interest, except that this shall not prohibit:

     (a) Officers, directors and employees of the Placement Agent from having a financial interest in the Trust, the Portfolios or in the Placement Agent.

     (b) The purchase of securities for the Portfolios, or the sale of securities owned by the Portfolios, through a security broker or dealer, one or more of whose partners, officers, directors or employees is an officer, director or employee of the Placement Agent provided such transactions are handled in the capacity of broker only and provided commissions charged do not exceed customary brokerage charges for such services.
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     (c)   Transactions with the Portfolios or the Trust by a
broker-dealer affiliate of the Placement Agent if allowed by rule or order of the SEC and if made pursuant to procedures adopted by the Board.

(6) The Placement Agent agrees that, except as otherwise provided in this agreement, or as may be permitted consistent with the use of a broker-dealer affiliate of the Placement Agent under applicable provisions of the federal securities laws, neither it nor any of its officers, directors or employees shall at any time during the period of this agreement make, accept or receive, directly or indirectly, any fees, profits or emoluments of any character in connection with the purchase or sale of securities (except securities issued by the Portfolios) or other assets by or for the Portfolios.

(7) A copy of the Declaration of Trust, dated October 2, 1995, together with all amendments, is on file in the office of the Secretary of State of the Commonwealth of Massachusetts. The execution and delivery of this agreement have been authorized by the Trustees and the agreement has been signed by an authorized officer of the Trust. It is expressly agreed that the obligations of the Trust, on behalf of the Portfolios, under this agreement shall not be binding upon any of the Trustees, unitholders, nominees, officers, agents or employees of the Trust, personally.

Part Five:   TERMINATION

(1) This agreement shall continue from year to year unless and until terminated by the Placement Agent or the Trust (on behalf of one or more of the Portfolios), except that such continuance shall be specifically approved at least annually by a vote of a majority of the Board who are not parties to this agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and by a majority of the Board or by vote of a majority of the outstanding voting securities of the respective Portfolio. As used in this paragraph, the terms "interested person" and "vote of a majority of the outstanding voting securities" shall have the meaning as set forth in the Investment Company Act of 1940, as amended.

(2) This agreement may be terminated by either party at any time by giving the other party sixty (60) days written notice of such intention to terminate.

(3) This agreement shall terminate in the event of its assignment, the term "assignment" for this purpose having the same meaning as set forth in the Investment Company Act of 1940, as amended.

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IN WITNESS WHEREOF, The parties hereto have executed the foregoing agreement on the date and year first above written.

WORLD TRUST
  Emerging Markets Portfolio
  World Technologies Portfolio



By _____________________________________
    Leslie L. Ogg
    Vice President


AMERICAN EXPRESS FINANCIAL ADVISORS INC.



By _____________________________________
    Michael J. Hogan
    Vice President